                                                           OMB Number: 3235-0059
                                                      Expires: December 31, 1997
                                                        Estimated average burden
                                                        hours per response....89



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement         [ ]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Knape & Vogt Manufacturing Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                      ----------------------------------
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


  (1) Title of each class of securities to which transaction applies:

  ------------------------------------------------------------------------------


  (2) Aggregate number of securities to which transaction applies:

  ------------------------------------------------------------------------------


  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  ------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

  ------------------------------------------------------------------------------


  (5) Total fee paid:

  ------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  ------------------------------------------------------------------------------


  (2) Form, Schedule or Registration Statement No.:

  ------------------------------------------------------------------------------


  (3) Filing Party:

  ------------------------------------------------------------------------------


  (4) Date Filed:

  ------------------------------------------------------------------------------

Notes:

           ---------------------------------------------------------


                            Knape & Vogt Manufacturing Company
[logo of Knape & Vogt]      2700 Oak Industrial Drive, N.E.
                            Grand Rapids, Michigan 49505

           ---------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               October 13, 2000

  The Annual Meeting of Shareholders of Knape & Vogt Manufacturing Company will be held at Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 13, 2000, at 11:30 a.m., local time, for the following purposes:

  1.To elect two persons to the Board of Directors for terms expiring in 2003.

  2. To transact such other business as may properly come before the meeting.

  Shareholders of record at the close of business August 25, 2000, will be entitled to vote at the meeting.

  Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.

Dated: September 15, 2000
Grand Rapids, Michigan
                                          /s/ William R. Dutmers
                                          William R. Dutmers
                                          Chairman, President and Chief
                                          Executive Officer

                                                      Dated: September 15, 2000

                      KNAPE & VOGT MANUFACTURING COMPANY
            2700 Oak Industrial Drive, N.E., Grand Rapids, MI 49505

                                PROXY STATEMENT

                      For Annual Meeting of Shareholders
                          To Be Held October 13, 2000

                  SOLICITATION OF PROXIES FOR ANNUAL MEETING

  This Proxy Statement is furnished to the shareholders of Knape & Vogt Manufacturing Company in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders which will be held at Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 13, 2000, at 11:30 a.m., local time. The Annual Meeting is being held for the purpose of electing two directors.

  If a proxy in the form distributed by the Company's Board of Directors is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of the nominees named by the Board of Directors.

  A proxy may be revoked prior to its exercise by delivering a written notice of revocation to the Secretary of the Company, executing and delivering a proxy of a later date or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a proxy.

  Holders of the Company's Common Stock should complete an accompanying white proxy, and holders of the Company's Class B Common Stock should complete an accompanying blue proxy.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

  On August 25, 2000, the record date for determination of the shareholders entitled to vote at the Annual Meeting, there were outstanding 2,227,216 shares of Common Stock of the Company, each having one vote per share and 2,388,095 shares of Class B Common Stock, each having ten votes per share. The shares of Class B Common Stock are limited in their transferability but are convertible on a share-for-share basis into Common Stock. The Common Stock is entitled to elect, as a class, one quarter (rounded up) of the directors to be elected at each election of directors. The Common Stock and the Class B Common Stock vote together in the election of the remaining director nominees. Shares cannot be voted unless the shareholder is present at the meeting or represented by proxy.

  The following table sets forth, as of July 31, 2000, information concerning persons known to management who may be deemed to be the beneficial owners of more than five percent of either class of the Company's stock.

                                   Amount and
                                    Nature of            Percent of
                                   Beneficial               Each
                                    Ownership           Class Stock   Percent of
       Name and Address          ------------------    --------------   Common
      of Beneficial Owner        Common     Class B    Common Class B   Equity
      -------------------        -------    -------    ------ ------- ----------
Knape & Vogt Manufacturing
 Company Profit
 Sharing Plan and Knape & Vogt
 Manufacturing
 Company Pension Plan
 2700 Oak Industrial Drive,
 N.E.
 Grand Rapidss, MI 49505-6083..      --     284,637(1)   --    11.92%    6.17%
Dimensional Fund Advisors, Inc.
 1299 Ocean Avenue
 Santa Monica, CA 9040l........  217,404(2)     --      9.76%    --      4.71%
Marvin Schwartz
 c/o Neuberger & Berman, LLC
 605 Third Avenue
 New York, NY 10158-3698.......  173,360(3)     --      7.80%    --      3.76%

--------
(1) 284,637 shares of Class B Common Stock are held by Old Kent Bank, as trustee of the Company's pension and profit sharing plans, of which William R. Dutmers, Robert J. Knape and John E. Fallon, as the members of the Profit Sharing and Pension Committee, share voting and dispositive power.
(2) Information provided by Dimensional Fund Advisors, Inc. ("Dimensional") on the Form 13F filed in March 2000 indicates that Dimensional has sole voting and dispositive power as to 217,404 shares of Common Stock.
(3) Information provided by Marvin Schwartz on the Form 13D filed in November 1998 indicates that Mr. Schwartz has sole voting and dispositive power as to 72,050 shares and shared dispositive power on 101,310 shares. No amendments to the Form 13D filing were made during fiscal 1999 or 2000.

  Six of the Company's directors, William R. Dutmers, John E. Fallon, Raymond
E. Knape, Richard S. Knape, Robert J. Knape and Michael J. Kregor are related. They are grandchildren or great grandchildren of the Company's founder, John Knape (1863-1914). John Knape had seven children and these individuals, their families and their descendants (the "Knape Family") at July 31, 2000, owned approximately 2,064,594 shares (86.5%) of the outstanding Class B Common Stock and 103,897 shares (4.7%) of the outstanding Common Stock, for approximately 79.5% of the total voting power of the Company. The Company believes Knape Family members owning at least a majority of the Company's outstanding Class B Common Stock have an understanding that before taking any significant action with regard to their Company stock, they will consult with one or more of the directors of the Company and inform such director or directors of their proposed action and reasons for such action. This understanding among Knape Family members, coupled with the fact that five of the seven branches of the Knape Family are represented on the Board of Directors, could result in the Knape Family members taking a united position in response to attempts to acquire control of the Company through tender offers or proxy contests and, accordingly, could result in the Knape Family members effectively blocking any such attempts. However, there is no assurance that such united action would be taken.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows, as of July 31, 2000, the number of shares beneficially owned by each of the named executives in the executive compensation tables of this proxy statement and by all executive officers and directors of the Company as a group.

                               Amount and Nature of Percent of Each
                               Beneficial Ownership Class of Stock  Percent of
Name of                        -------------------- ---------------   Common
Beneficial Owner               Common(1) Class B(1) Commmon Class B   Equity
----------------               --------- ---------- ------- ------- ----------
William R. Dutmers............  11,779     39,498       *     1.65%    1.09%
James S. Dahlke...............   2,031        --        *        *        *
Michael G. Van Rooy...........  17,270        --        *        *        *
                                                        *        *        *
All executive officers and
 directors as a group
 (10 persons).................  92,662    292,808    3.69%   12.59%    8.22%

--------
*Denotes ownership of less than one percent.
(1) This table includes the following shares of Common Stock subject to acquisition within sixty (60) days pursuant to the exercise of outstanding stock options: William R. Dutmers--0 shares; James S. Dahlke--0 shares; Michael G. Van Rooy--17,270 shares. This table does not include 284,637 shares of Class B Common Stock held by Old Kent Bank referenced in Note
    (1) under "Voting Securities and Principal Shareholders."

                            DIRECTORS AND NOMINEES

  The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of nearly equal size with staggered three-year terms of office. Two persons have been nominated for election to the Board to serve three-year terms expiring at the 2003 Annual Meeting of Shareholders. The Board of Directors has nominated the following persons for election to the Company's Board of Directors: John E. Fallon, to be elected by the Class B Common Stock and Common Stock voting together as a class; and Gregory Lambert, to be elected by the Common Stock voting as a class.

  Holders of Common Stock should complete the accompanying white proxy, and holders of Class B Common Stock should complete the accompanying blue proxy. Unless otherwise directed by a shareholder's proxy, it is intended that the votes cast upon exercise of proxies in the form accompanying this statement will be in favor of electing the nominees as directors. The following pages of this Proxy Statement contain more information about the nominees.

  A plurality of the votes cast at the Annual Meeting is required to elect the nominees as directors of the Company. As such, the individual who receives the greatest number of votes cast by the holders of the Company's Common Stock, voting as a class, will be elected as a director, and the individual who receives the greatest number of votes cast by the holders of Common Stock and Class B Common Stock, voting together, will be elected as a director. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting. The Company will tabulate votes cast at the meeting and submitted by proxy.

  If any nominee becomes unavailable for election due to circumstances not now known, the accompanying proxy will be voted for such other person to become a director as the Board of Directors selects. The Board of Directors recommends a vote FOR the election of the persons nominated by the Board.

               INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

  The content of the following table is based upon information furnished to the Company by the directors and nominees as of July 31, 2000.

                                                       Year   Amount and Nature of
                            Principal Occupation      First   Beneficial Ownership         Percent of Class       Percent of
                           (for more than 5 years     Became  -------------------------    -------------------      Common
Name                 Age   unless otherwise noted)   Director  Common       Class B(1)     Common     Class B       Equity
----                 --- --------------------------- -------- ---------    ------------    --------   --------    ----------
                         Nominees for Election as
                         Directors for Terms
                         Expiring in 2003
                         Nominee for Election by
                         Holders of Common
                         Stock
Gregory Lambert       53 Vice President of             1999         550            --              *        --          *
(B),(D)                  Administration and Chief
                         Financial Officer, National
                         Heritage Academies (2)
                         Nominee for Election by
                         Holders of Common
                         Stock and Class B
                         Stock
John E. Fallon        77 Private Investor              1969         --         107,475             *       4.50%     2.29%
(A),(B),(C),(E),(F)      Spring Lake, MI
                         Directors Whose Terms
                         Expire in 2002
William R. Dutmers    44 Chairman of the Board of      1996      11,779         39,498             *       1.65%     1.09%
(A),(C),(E)              Directors, President and
                         Chief Executive Officer of
                         the Company (3)
Richard S. Knape      74 Private Investor              1986       2,395         50,186(4)          *       2.10%     1.12%
(A),(C),(D),(F),(G)      Grand Rapids, MI
Michael J. Kregor     48 Vice President, National      1996      15,522         12,912             *          *         *
(G)                      Sales, Griffith
                         Laboratories, Alsip, IL (5)
                         Directors Whose Terms
                         Expire in 2001
Thomas A. Hillborn    46 Vice President,               1999      26,983         28,017          1.17%      1.17%     1.17%
(D)                      Continental Structural
                         Plastics (6)
Raymond E. Knape      68 Former Chairman and           1964       4,585(7)      54,720             *       2.29%     1.27%
(B),(F)                  Chief Executive Officer of
                         the Company (7)
Robert J. Knape       41 Senior Project Manager        1999       3,642(8)       7,905             *          *         *
(E),(F),(G)              of the Company (8)

--------
*Denotes ownership of less than one percent.
(A)Member Executive Committee
(B)Member Audit Committee
(C)Member Nominating Committee
(D)Member Executive Compensation Committee
(E)Member Profit Sharing and Pension Committee
(F)Member Charitable Contributions Committee
(G)Member Long Range Planning Committee

(1) This table does not include 284,637 shares of Class B Common Stock referenced in Note (1) under "Voting Securities and Principal Shareholders."
(2) Gregory Lambert has served as the Vice President of Administration and Chief Financial Officer of National Heritage Academies from January 1999 to the present. From 1989 to 1998, Mr. Lambert held various vice presidential positions at H.H. Cutler Company.
(3) William R. Dutmers was named President and CEO on May 31, 1999. He was elected to the Board of Directors on April 19, 1996, and elected Chairman of the Board on January 16, 1998. Mr. Dutmers was president of G & L, Inc., a business-consulting firm, from 1991 to 1997. Mr. Dutmers was also president and owner of G & L Restaurants from 1986 until 1995, when he sold the company.
(4) Richard S. Knape's shares include 27,740 shares of Class B Common Stock owned by members of the Richard S. Knape family as to which he disclaims beneficial ownership.
(5) Michael J. Kregor was elected to the Board of Directors on April 19, 1996. Mr. Kregor is Vice President-National Sales of Griffith Laboratories, a position he accepted in 1996. From 1987 to 1996, Mr. Kregor held various vice presidential positions in the marketing and sales area at Nestle.
(6) Thomas A. Hilborn has served as the Vice President of Continental Structural Plastics since April 1990.
(7) Raymond E. Knape retired from Knape & Vogt Manufacturing Company in fiscal 1997 after 32 years as an officer and director and had held the position as Chairman and CEO since 1985. The beneficial ownership shown for Mr. Knape includes 4,585 shares of Common Stock with respect to which Mr. Knape holds exclusive voting and dispositive power under trust and power of attorney, but in which Mr. Knape has no financial interest.
(8) Robert J. Knape has held various positions with Knape & Vogt Manufacturing Company since June 1991. Mr. Knape's shares include 2,700 shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options.

  The Board of Directors, which had five meetings in the last fiscal year, has a standing Audit Committee, Nominating Committee and an Executive Compensation Committee. The responsibilities of the Audit Committee, which met three times in the last fiscal year, include making recommendations on the choice of independent public accountants and reviewing financial matters with such accountants, internal auditors, and management. The Nominating Committee, which met once during the last fiscal year, selects and presents to the Board of Directors candidates for election to fill vacancies on the Board. The Committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing, including a description of the proposed nominee's qualifications and other relevant biographical data, to the Corporate Secretary at 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505. The Executive Compensation Committee met three times during the last fiscal year. The Committee makes recommendations to the Board of Directors relating to compensation matters and fringe benefits for officers and participants under the supplemental executive retirement, bonus, and stock option plans.

               DIRECTORS' COMPENSATION AND CERTAIN TRANSACTIONS

  Directors, who are not employees of the Company, are compensated at the rate of $3,000 for each Board meeting attended and $1,500 for each Committee meeting held at times other than immediately preceding or subsequent to a Board meeting. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

  All directors attended at least three-fourths of the aggregate number of meetings of the Board and Board committees of which they were eligible to attend.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The Company's Executive Compensation Committee (the "Committee"), which is comprised of three non-employee directors of the Company, is responsible for considering and approving compensation arrangements for senior management of the Company, including the Company's executive officers. The goals of the Committee in establishing annual compensation for senior management are as follows: (i) to attract and retain key executives who will assure real growth of the Company and its operating subsidiaries; and (ii) to provide strong financial incentives, at a reasonable cost to the Company's shareholders, for senior management to enhance long-term value of the shareholders' investment in the Company.

  Executive compensation consists of the following components:

  .  Base salary compensation;

  .  Short-term incentive compensation (the Economic Value Added Incentive
     Plan); and

  .  Long-term incentive compensation (the 1997 Stock Incentive Plan).

  The committee also reviews management benefit plans and makes recommendations regarding such plans to the Board of Directors.

                                  Base Salary

  The Company is committed to providing a competitive base pay to help attract and retain the best people in the industry. To insure that base salaries are competitive, local and national association annual reports, as well as special individual position data and total compensation reports by management consultants, are utilized annually. The goal is to ensure that the base salaries of the Company's executives compare favorably with executives with similar responsibilities in like companies in comparable industries.

  Formal job descriptions outlining the duties, primary functions and basic and peripheral responsibilities of each executive position are utilized in placing each in the salary ranges, and the individuals' relative responsibilities and annual performances are used to adjust specific base salary.

  Senior executives' salary recommendations include a review and discussion of the executives' individual performance, and the relationship to the Company's performance for the last fiscal year. These include meeting strategic and business plan goals, operating profit, performance relative to competitors, and timely new product introductions. Individual performance is evaluated according to organizational and management development and the fostering of teamwork and Company values.

                    The Economic Value Added Incentive Plan

  The Economic Value Added (EVA) Plan is an incentive compensation program, first effective at the beginning of the 1998 fiscal year, which provides bonuses for all employees of the Company and its subsidiaries if their performance adds value for Company shareholders. EVA is the after-tax operating profit that remains after subtracting the cost of capital employed to generate that profit. EVA was implemented to improve the Company's performance under this financial measure. The EVA program replaced the Company's short-term incentive bonus program, which was based on sales growth and return on equity.

  Under the EVA Plan, bonuses are awarded to each Plan participant based on the improvement in EVA for the Company's consolidated results. To measure the improvement (or deterioration) in EVA, an EVA target is set yearly based on the average of the prior fiscal year's target and actual EVA plus the expected improvement in EVA for the current fiscal year. If the improvement in EVA is in excess of the targeted improvement, the bonus calculation will produce an amount in excess of the participant's target bonus. If the improvement in EVA is less than the targeted improvement, the bonus calculation will produce an amount less than the individual's target bonus. Bonuses payable under the EVA Plan are not subject to any maximum and for those employees who receive annual payments, there is no minimum. In fiscal 2000, the Company exceeded its EVA target resulting in Plan compensation of 132.5% of target.

  For fiscal 2000, participants were divided into classifications, which had target bonus levels ranging from 5% to 65% of base salary. It is intended that the assignment of a particular classification correlates with a position's relative effect on the Company's performance.

  In order to encourage a long-term commitment by executive officers and other key employees to the Company and its shareholders, the EVA Plan requires that two-thirds of any bonus earned in a given year in excess of the target bonus be deferred in a "bonus bank" for possible future pay-out by the Company. Thirty-three percent of a positive bonus bank balance is paid out each year. Consequently, the total bonus payable in any given period consists of the individual's target bonus, plus (or minus) the participant's fixed share of EVA improvement and plus (or minus) a portion of the bonus bank balance. A bonus bank account is considered "at risk" in the sense that in any year EVA performance results in a bonus amount which is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. In the event that the outstanding bonus bank balance at the beginning of the year is negative, the bonus paid for that year is limited to the aggregate of thirty-three percent of the positive bonus earned up to the target bonus and thirty-three percent of any positive bonus bank balance after applying the remaining portion of the bonus earned for the year against the negative balance in the bonus bank. The executive is not expected to repay negative balances in the bonus bank. In the event that an executive voluntarily terminates employment with the Company, any positive bonus bank balance is subject to forfeiture.

                         The 1997 Stock Incentive Plan

  The purpose of the Stock Incentive Plan is to promote the long-term success of the Company for the benefit of its shareholders, through stock-based compensation, by aligning the personal interests of the Company's key employees with those of its shareholders. The Stock Incentive Plan is also designed to allow key employees of the Company and its subsidiaries to participate in the Company's future, as well as to enable the Company to attract, retain, and reward such employees.

  Certain employees who participate in the Company's Economic Value Added
(EVA) Plan are eligible to receive Options under the Stock Incentive Plan. The number of Options that may be granted to an employee is determined by a formula contained in the Stock Incentive Plan. The formula is designed to simulate a purchase of an Option by the employee at a price equal to 5% of the current stock price of the shares covered by the Option. The employee first elects, prior to the beginning of the fiscal year, to waive and designate a portion of that employee's EVA target bonus for use in determining Option grants (the "EVA Bonus Option Amount"). The Option granted may be either an Incentive Stock Option or a Nonqualified Stock Option. At the end of the fiscal year, if all or part of the employee's EVA target bonus is earned, the number of shares of Common Stock subject to any Option granted to the employee will be determined by dividing that employee's EVA Bonus Option Amount by 5% of the fair market value of a share of Common Stock on the date of grant. The EVA Bonus Option Amount is not paid in consideration for the Option; it is merely a figure utilized in the formula to determine the number of shares covered by an Option grant under the Stock Incentive Plan.

  The exercise price included in both Incentive Stock Options and Nonqualified Stock Options is a single fixed exercise price which must equal at least 100% of the fair market value of the stock at the date of grant, increased by a fixed percentage increase compounded annually over the term of the Option (the "Fixed Percentage Increase") determined in the manner described below. Fair market value, as to Incentive Stock Options, is the closing sale price per share of the Common Stock on the relevant valuation date on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Fair market value, as to Nonqualified Stock Options, is the average NASDAQ closing sale price per share of the Common Stock during the calendar month immediately preceding the relevant valuation date. The Fixed Percentage Increase is a percentage equal to the yield on five-year U.S. Treasury securities plus 2%, less the projected dividend yield on the Company's Common Stock as determined by the Committee and the Board of Directors.

  The term of each Option is five years after the date the Option is granted. Subject to certain exceptions provided in the Stock Incentive Plan, all Options granted under the Stock Incentive Plan vest and become exercisable three years after the date the Option was granted. The Stock Incentive Plan provides that all Awards will be fully vested and exercisable upon a "Change in Control" of the Company, as defined in the Stock Incentive Plan.

  The following example illustrates the calculation of the Option grant under the Stock Incentive Plan. Assume (a) an executive of the Company has designated an EVA Bonus Option Amount of $40,000 which is subsequently earned,
(b) the fair market value of Company stock on the date of grant is $15.00 per share, (c) the yield on 5-year U.S. Treasury securities is 5.5%, and (d) the projected, annual dividend yield is 3.0%.

  Example: Number of Option Shares
              5% of $15.00 (the fair market value) is $0.75.
              Number of shares covered by Option = 53,333 ($40,000 /$0.75)

  Exercise Price
              The Fixed Percentage Increase would equal 4.5% (5.5% + 2%-3.0%). Based upon the five-year term of the Option, the exercise price would equal $18.69 per share ($15.00 x 4.5%, compounded over five years).
              Thus, the fair market value of the Company's common stock must exceed $18.69 per share between 3 and 5 years from the date of the Option grant to give the Option value to the Senior Executive, based on this example.

  In general, options to purchase up to a maximum of 220,000 shares may be granted each year. A maximum of 660,000 shares may be issued pursuant to awards made under the 1997 Stock Incentive Plan.

                     Chief Executive Officer Compensation

  The factors that were used to determine the annual base salary and incentive compensation of Mr. William R. Dutmers, the Company's President and Chief Executive Officer, are the same as those described above for all executive officers.

  Consistent with the Company's existing policies and practices, the Executive Compensation Committee reviewed available compensation data from the Company's peers and evaluated Mr. Dutmers' contributions to the Company as well as his experience and expertise. The Executive Compensation Committee also took into consideration the performance of the Company, including strategic and business plan goals, operating profit, performance relative to competitors and timely new product introduction.

  In fiscal 2000, Mr. Dutmers received a base salary of $275,000. Mr. Dutmers' EVA target bonus level for fiscal 2000 was 65% of base salary. As a result of the Company achieving EVA Plan results equaling 132.5% of target, Mr. Dutmers earned incentive compensation of $234,179. From his earned incentive computation, $88,344, which he had previously waived, was divided by $0.761 as a guide to determine that Mr. Dutmers would receive 116,089 leveraged stock options. He was also paid cash incentive compensation of $107,488 and $38,347 was added to his bonus bank.

  On February 1, 2000, Mr. Dutmers was granted 6,600 shares of restricted common stock and the option to purchase 27,500 shares of the Company's common stock at a price of $14.43 per share. The grant and the options will vest if the Company achieves specific financial objectives within a five-year performance period. During the performance period, the grantee may vote and receive dividends on the restricted shares, but the shares are subject to transfer restrictions and are forfeited if the grantee terminates employment or the Company does not achieve its financial objectives.

                           Other Compensation Issues

  In addition to the foregoing components of executive compensation, the Compensation Committee reviews, on an on-going basis, other components of compensation, such as benefits and prerequisites. In all cases, the objective of the Compensation Committee is to assist senior management in attracting, motivating and retaining qualified executive personnel.

  Submitted by the Executive Compensation Committee:

  Thomas A. Hilborn, Chairman        Richard S. Knape
  Gregory Lambert

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation received by the Company's CEO and the other two most highly compensated executive officers of the Company (the "Named Executives") for each of the three fiscal years ended July 1, 2000, June 30, 1999, and 1998.

                                                         Long-Term
                           Annual Compensation      Compensation Awards
                         ----------------------- --------------------------
                                                 Restricted    Securities
Name & Principal                                   Stock       Underlying     All Other
Position                 Year Salary(1) Bonus(2)   Awards    Options (#)(5) Compensation(6)
----------------         ---- --------- -------- ----------  -------------- --------------
William R. Dutmers...... 2000 $271,826  $145,835    7,546(4)    116,089        $   490
Chairman, President and  1999      -0-    47,226   11,550(3)     62,214            -0-
Chief Executive Officer  1998      -0-       -0-      -0-           -0-            -0-
Michael G. Van Rooy..... 2000 $166,731  $ 68,810      -0-        54,774        $16,055
Senior Vice President--  1999  160,000    24,658      -0-        31,406         16,055
Manufacturing            1998  160,000    41,225      -0-        37,931         16,055
James S. Dahlke......... 2000 $115,772  $ 47,779      -0-        38,033        $ 6,000
Vice President of        1999      -0-       -0-      -0-           -0-            -0-
Business Development     1998      -0-       -0-      -0-           -0-            -0-

--------
(1) Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code.
(2) Represents amounts earned under the Company's EVA Plan during the fiscal year, but excludes amounts foregone at the election of the named executives and used in determining option awards under the 1997 Stock Incentive Plan.
(3) Represents amounts earned by Mr. Dutmers in his role as Chairman of the Board of Directors.
(4) Represents 6,600 shares of restricted stock granted to Mr. Dutmers on February 1, 2000 and 946 shares of restricted stock granted in lieu of a contribution to the profit sharing plan.
(5) The options reflected as being granted in fiscal 1998, 1999 and 2000 relate to the fiscal year indicated but are awarded in the following fiscal year.
(6) The amounts disclosed in this column include: (a) amounts contributed by the Company to the Company's profit sharing plan for fiscal 2000, in which substantially all salaried employees of the Company participate, in the following amounts: Mr. Dutmers-$-0-; Mr. Van Rooy-$14,400; and Mr. Dahlke- $-0-; (b) payments by the Company in fiscal 2000 of premiums for term-life insurance for the benefit of the Named Executives, in the following amounts: Mr. Dutmers-$490; Mr. Van Rooy-$1,655; and Mr. Dahlke-$-0 (c) signing bonus paid to Mr. Dahlke-$6,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on options granted to the Named Executives during the year ended July 1, 2000.

                                          Individual Grants
                          --------------------------------------------------
                                                                                 Potential
                                                                                Realizable
                                                                             Value at Assumed
                                                                              Annual Rates of
                          Number of      Percent                                Stock Price
                          Securities    of Total                             Appreciation for
                          Underlying Options granted Exercise or              Option Term (5)
                           Options   to Employees in Base Price   Expiration -----------------
Name                       Granted   Fiscal Year (3) (per share)     Date       5%      10%
----                      ---------- --------------- -----------  ---------- -------- --------
William R. Dutmers (1)..    27,500        14.3%        $14.43       2/1/05   $109,725 $242,275
William R. Dutmers (2)..    62,214        32.3%        $18.41(4)   6/30/04   $126,916 $459,761
Michael G. Van Rooy
 (2)....................    31,406        16.3%        $18.41(4)   6/30/04   $ 64,068 $232,090
James S. Dahlke (2).....       --          --             --           --         --       --

--------

(1) The options granted to Mr. Dutmers are not part of the 1997 Stock Incentive Plan and are not exercisable unless the Company's Common Stock has a sale price on the NASAQ National Market of $19.09 for twenty consecutive trading days.

(2) Indicates the number of shares that may be purchased pursuant to options granted under the Company's 1997 Stock Incentive Plan. The options relate to fiscal 1999 performance.
(3) The Company granted options covering 192,757 shares to eligible employees of the Company and its subsidiaries.
(4) The exercise price equals the average NASDAQ closing sale price per share of the Company's common stock during the calendar month immediately preceding the relevant valuation date, increased by the yield on five-year U.S. Treasury securities plus 2%, less the projected dividend yield on the Company's Common Stock, compounded annually over the term of the options.
(5) The potential realizable values are based on assumed rates of appreciation in the market value of the Company's Common Stock over the entire option period and without any discount to present value. The market value of the Company's stock was $14.43 on 1/31/00 and $16.02 on 7/1/99, the grant dates. There can be no assurances that the amounts reflected in this table will be achieved.

               AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2000
                          AND YEAR-END OPTION VALUES

  The following table provides information on the number and value of unexercised options at July 1, 2000.

                                                  Number of Shares Subject   Value of Unexercised in
                                                  to Unexercised Options at   the Money Options at
                                                        July 1, 2000              July 1, 2000(1)
                         Shares Acquired  Value   ------------------------- -------------------------
Name                       on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- -------- ----------- ------------- ----------- -------------
William R. Dutmers......       --         $ --         --        89,714       $   --       $22,550
Michael G. Van Rooy.....       --           --      17,270       69,337       $18,276          --
James S. Dahlke.........       --           --         --           --            --           --

--------
(1) Values are based on the difference between the closing price of the Company's Common Stock on July 1, 2000, ($15.25) and the exercise prices of the options.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  The following graph shows the cumulative total shareholder return on an investment in the Company's Common Stock compared to the cumulative total return of the NASDAQ market for U.S. companies and a peer group of NASDAQ traded companies with the same Standard Industrial Classification (SIC) code as that of the Company's. The comparison assumes a $100 dollar investment on June 30, 1995, and the reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             PERFORMANCE GRAPH FOR
                      KNAPE & VOGT MANUFACTURING COMPANY

[Performance Graph of Knape & Vogt]

                                    Legend

Total Returns Index for:      06/1995 06/1996 06/1997 06/1998 06/1999 06/2000
Knape & Vogt Manufacturing
 Company                       100.0   109.7   116.1   168.7   137.1   136.0
NASDAQ Stock Market (US
 Companies)                    100.0   128.4   156.2   205.6   296.0   437.3
NASDAQ Stocks (SIC 3400-3499
 US Companies)                 100.0   124.8   171.5   181.0   135.5   111.9

                 RELATIONS WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of the Company have been examined by BDO Seidman, LLP, Certified Public Accountants. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. During October of 1999, the Company's Audit Committee selected the Company's auditors for the current fiscal year. It is expected that the same practice will be followed this year. The Company has no reason to believe that BDO Seidman, LLP will not be selected as the Company's principal auditors for the current fiscal year. They have audited the records of the Company for over ten years.

                  SHAREHOLDER PROPOSALS--2001 ANNUAL MEETING

  Any proposal of a shareholder intended to be presented for action at the next Annual Meeting of the Company must be received by the Company at 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505, not later than May 15, 2001, if the shareholder wishes the proposal to be included in the Company's proxy materials for that meeting.

                      AVAILABILITY OF 10-K ANNUAL REPORT

  The annual report on Form 10-K, filed with the Securities and Exchange Commission, will be provided free to shareholders upon written request. Write Corporate Secretary, Knape & Vogt Manufacturing Company, 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of written communications and copies of such forms received by the Company, the Company believes that all required forms have been filed accurately and timely with the Securities and Exchange Commission.

                                 MISCELLANEOUS

  Management of the Company is not aware of any other matter to be presented for action at the meeting. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

  The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by some regular employees of the Company, and by Morrow & Co., which the Company has retained to assist in the solicitation. The Company will pay Morrow & Co. $4,000 for its services. The above Notice and Proxy Statement are sent by order of the Board of Directors.

September 15, 2000

                                          /s/ William R. Dutmers
                                          William R. Dutmers
                                          Chairman, President and Chief
                                          Executive Officer

PROXY                                                                      PROXY

                       KNAPE & VOGT MANUFACTURING COMPANY

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                  BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON OCTOBER 13, 2000

                                  COMMON STOCK

         The undersigned hereby appoints William R. Dutmers and Michael J. Kregor, and each of them, Proxies with power of substitution to vote all of the shares of Common Stock of Knape & Vogt Manufacturing Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 13, 2000, at 11:30 a.m. local time, and at all adjournments thereof as stated below.

 IF YOU ALSO HOLD CLASS B COMMON STOCK, PLEASE FILL OUT THE BLUE CLASS B PROXY.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------










4253-KNAPE & VOGT MANUFACTURING COMPANY-COMMON STOCK (WHITE)

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

[                                                                              ]


                                               FOR      WITHHOLD
1.   ELECTION OF DIRECTOR TO BE ELECTED
     BY HOLDERS OF COMMON STOCK VOTING
     AS A CLASS -
     NOMINEE:  GREGORY LAMBERT                 [ ]         [ ]


                                               FOR      WITHHOLD
2.   ELECTION OF DIRECTOR TO BE ELECTED BY
     HOLDERS OF COMMON STOCK VOTING TOGETHER
     AS A CLASS WITH CLASS B COMMON STOCK -
     NOMINEE:  JOHN E. FALLON                  [ ]         [ ]


                                             THIS PROXY WHEN EXECUTED WILL BE
                                             VOTED IN THE MANNER DIRECTED BY THE
                                             UNDERSIGNED. IF NO DIRECTION IS
                                             GIVEN, THIS PROXY WILL BE VOTED
                                             "FOR" THE ELECTION OF THE NOMINEES
                                             NAMED IN ITEMS (1) AND (2).

                                               DATED:                     , 2000
                                                     ---------------------

                                             SIGNATURE(S)
                                                         -----------------------

                                             -----------------------------------
                                             PLEASE SIGN YOUR NAME AS IT APPEARS
                                             ON THIS PROXY. IF SIGNING FOR
                                             ESTATES, TRUSTS OR CORPORATIONS,
                                             TITLE OF CAPACITY SHOULD BE STATED.
                                             IF SHARES ARE HELD JOINTLY, EACH
                                             HOLDER SHOULD SIGN. ATTORNEYS
                                             SHOULD SUBMIT POWER OF ATTORNEY
                                             FORMS.





--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                             YOUR VOTE IS IMPORTANT!

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.








4253-KNAPE & VOGT MANUFACTURING COMPANY-COMMON STOCK (WHITE)

PROXY                                                                      PROXY

                       KNAPE & VOGT MANUFACTURING COMPANY

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                  BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON OCTOBER 13, 2000

                              CLASS B COMMON STOCK

         The undersigned hereby appoints William R. Dutmers and Michael J. Kregor, and each of them, Proxies with power of substitution to vote all of the shares of Class B Common Stock of Knape & Vogt Manufacturing Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 13, 2000, at 11:30 a.m. local time, and at all adjournments thereof as stated below.

  IF YOU ALSO HOLD COMMON STOCK, PLEASE FILL OUT THE WHITE COMMON STOCK PROXY.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------












4254-KNAPE & VOGT MANUFACTURING COMPANY-CLASS B COMMON STOCK (BLUE)

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

[                                                                              ]

                                               FOR      WITHHOLD
1.   ELECTION OF DIRECTOR TO BE ELECTED
     BY HOLDERS OF CLASS B COMMON STOCK
     VOTING TOGETHER AS A CLASS WITH
     COMMON STOCK -
     NOMINEE:  JOHN E. FALLON                  [ ]         [ ]


                                             THIS PROXY WHEN EXECUTED WILL BE
                                             VOTED IN THE MANNER DIRECTED BY THE
                                             UNDERSIGNED. IF NO DIRECTION IS
                                             GIVEN, THIS PROXY WILL BE VOTED
                                             "FOR" THE ELECTION OF THE NOMINEES
                                             NAMED IN ITEM (1).

                                               DATED:                     , 2000
                                                     ---------------------

                                             SIGNATURE(S)
                                                         -----------------------

                                             -----------------------------------
                                             PLEASE SIGN YOUR NAME AS IT APPEARS
                                             ON THIS PROXY. IF SIGNING FOR
                                             ESTATES, TRUSTS OR CORPORATIONS,
                                             TITLE OF CAPACITY SHOULD BE STATED.
                                             IF SHARES ARE HELD JOINTLY, EACH
                                             HOLDER SHOULD SIGN. ATTORNEYS
                                             SHOULD SUBMIT POWER OF ATTORNEY
                                             FORMS.





--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                             YOUR VOTE IS IMPORTANT!

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.






4254-KNAPE & VOGT MANUFACTURING COMPANY-CLASS B COMMON STOCK (BLUE)